UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 13, 2009

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01 below, “Stock Purchase Transactions”.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Consummation of Prescient Merger

On January 15, 2009, Park City Group, Inc. (the “Company”) issued a press release announcing the consummation, on January 13, 2009, of a merger of Prescient Applied Intelligence, Inc. (“Prescient”), with and into a wholly-owned subsidiary of the Company (the “Prescient Merger”).  The full text of the press release announcing the consummation of the Prescient Merger is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As a result of the consummation of the Prescient Merger, the stockholders of Prescient will receive cash for their Common Stock and Series E Preferred Stock. The Company has designated Interwest Transfer Company, Salt Lake City, Utah, as the Exchange Agent to disburse the merger consideration.  Prescient shareholders will be mailed a letter of transmittal and instructions advising them how to surrender their certificates in exchange for the merger consideration, following the close of Prescient’s stock ledger on January 20, 2009.

Stock Purchase Transactions

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“Commission”) on September 3, 2008, and as contemplated in the Agreement and Plan of Merger, dated August 28, 2008, by and between the Company, Prescient, and PAII Transitory Sub, Inc., prior to the consummation of the Prescient Merger, the Company purchased, in a series of private transactions, 715.96 shares of Series E Preferred Stock, 479.86 shares of Series G Preferred Stock, and 16,230,266 shares of Common Stock, of Prescient, for aggregate consideration of $1,356,807.  The source of the proceeds used to fund the private transactions was from the issuance of promissory notes in the aggregate principal amount of $2.2 million, previously disclosed on the Current Report on Form 8-K filed with the Commission on September 15, 2008, proceeds from a $3.0 million line of credit facility with US Bank, previously disclosed on the Current Report on Form 8-K filed with the Commission on December 2, 2008, and from available working capital.

Item 8.01 Other Events

See Item 2.01 above.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 20, 2009	PARK CITY GROUP, INC.
By: /s/ John Merrill
Chief Financial Officer